UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 10, 2014

ALPHALA CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-187669	68-0682594
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

203 – 29 Gervais Drive

Toronto, Ontario, Canada M3C 1Y9

(Address of principal executive offices)

(416) 444-4427
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01     Other Events

On June 10, 2014, Alphala Corp. (the “Company”) entered into a non-binding letter of intent (the “LOI”) with FV Pharma Inc., a private Ontario, Canada corporation (“FV Pharma”), and all the holders of the Class B non-voting shares of FV Pharma (the “Shares”), pursuant to which the Company agreed to acquire 100% of the Shares from such holders in exchange for the allotment and issuance of 150,000,000 restricted shares of the Company’s common stock (the “Transaction”). The Transaction is expected to take the form of a share exchange with the result that FV Pharma will become a partially owned subsidiary of the Company, and is subject to certain closing conditions, including the completion of satisfactory due diligence by the parties, the negotiation of satisfactory transaction documentation, the approval of the Transaction by the respective boards of directors of FV Pharma and the Company and the delivery to the Company of audited financial statements of FV Pharma for its two most recent fiscal years.

The LOI also contemplates that upon the completion of the Transaction the management of FV Pharma will become the management of the Company and that the Company will change its name to more accurately reflect its new line of business.

FV Pharma has applied to Health Canada to become a licensed commercial producer of marijuana under the Government of Canada’s new Marihuana for Medical Purposes Regulations (the “MMPR”). The company’s application is in the personal security checks stage of the process, and an in-depth review verification of the application must still occur before Health Canada conducts a pre-license inspection of its proposed facility, located in Cobourg, Ontario. If successful, FV Pharma will receive a license to produce marijuana for medical purposes under the MMPR.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2014	Alphala Corp.

	By:	/s/ Shaikh M. Shami
Shaikh M. Shami
President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Secretary, Treasurer, Director